Exhibit 99.11

SUN WISE (UK) CO., LTD
(incorporated under the laws of
England and Wales with company number 10662894
and registered office address at 5 New Street Square, London, EC4A 3TW)
c/o Zhonghong Zhuoye Group Co. Ltd.
No. 8 Building, Dongquguoji,
No.1 Ciyunsi, Chaoyang District
Beijing, People’s Republic of China

May ____, 2019

SeaWorld Entertainment, Inc.
9205 South Park Center Loop, Suite 400
Orlando, FL 32819
Attention:  General Counsel
Fax:  +1 (407) 226-5039

With a copy to:

Latham & Watkins LLP
330 N. Wabash Ave., Suite 2800
Chicago, IL 60611
Attention:  Cathy A. Birkeland and Bradley C. Faris
Fax:  +1 (312) 993-9767

 Re: Share Transfer

Dear Mr. Taylor:

 Reference is made to (i) that certain Stockholders Agreement, dated March 24, 2017 (the “SHA”), among SeaWorld Entertainment, Inc., a Delaware corporation (“SeaWorld”), Sun Wise (UK) Co., Ltd, a private limited company incorporated under the laws of England and Wales (“ZHG”), and Zhonghong Zhuoye Group Co. Ltd., a company incorporated under the laws of the People’s Republic of China (“ZHG Group”), (ii) that certain Registration Rights Agreement, dated March 24, 2017 (the “RRA”), between SeaWorld and ZHG, (iii) that certain Facility Agreement, dated May 8, 2017 (the “Facility Agreement”), among ZHG, Sun Wise Oriented (HK) Co., Limited (“ZHG Guarantor”) and PA Eminent Opportunity VI Limited (the “Senior Lender”), (iv) that certain Investment Agreement, dated May 8, 2017 (the “Investment Agreement”), among China Huarong International Holdings Limited (the “Junior Investor”), ZHG Guarantor, ZHG and Mr. Wang Yonghong, (v) that certain Security Agreement, dated May 8, 2017 (the “Security Agreement”), between ZHG, as pledgor, and Lord Central Opportunity V Limited, as security agent (the “Security Agent”), acting on behalf of the Senior Lender and the Junior Investor, and (vi) that certain Intercreditor Agreement, dated May 8, 2017 (the “Intercreditor Agreement”), among ZHG Guarantor, the Senior Lender, ZHG, the Security Agent and Junior Investor.  Unless otherwise specified, all capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the SHA.

 We understand that representatives of SeaWorld have been notified by representatives of the Security Agent, regarding the Security Agent’s intention to transfer the Pledged Shares (as defined below) from ZHG to the name of the Security Agent (or its nominee) on the books of SeaWorld in connection with the enforcement of the Security Agent’s rights with respect to the Pledged Shares under the Security Agreement (the “Transfer”). Under the Security Agreement, ZHG has pledged 19,452,063 shares of Common Stock of SeaWorld (the “Pledged Shares”), which constitute all of the shares of Common Stock of SeaWorld held by ZHG and its Affiliates, to the Security Agent, as collateral for ZHG’s and/or its Affiliates’ obligations to the Senior Lender and the Junior Investor under the Facility Agreement and the Investment Agreement, respectively.  As we have discussed, the Senior Lender and the Junior Investor had notified ZHG that ZHG is in continuing default of its obligations to the Senior Lender and the Junior Investor under the Facility Agreement and the Investment Agreement, respectively. Pursuant to section 4.1 of the SHA, the Transfer is a Permitted Transfer provided that the Security Agent agrees to comply with the restrictions in section 4.1 of the SHA with respect to the Transfer.  Accordingly, as provided for in section 13 of the Security Agreement, the Security Agent, acting in its capacity as the true and lawful attorney-in-fact of ZHG, has requested SeaWorld to effect the Transfer in accordance with the SHA.

By executing this letter agreement (this “Agreement”), ZHG hereby represents, warrants, acknowledges and agrees that:

1.
As of the date of this Agreement, (i) the Transfer and all matters arising out of or related to the Transfer have been validly undertaken by the Security Agent in accordance with the Security Agreement, the Intercreditor Agreement and other applicable Finance Documents (as defined in the Facility Agreement), (ii) ZHG has not objected, and does not intend to object, to the Transfer, and (iii) to the knowledge of ZHG, no other Person has objected to, and ZHG is not aware of any Person that would be reasonably expected to have valid basis to object to, the Transfer.

2.
Upon completion of the Transfer, the Security Agent will be the sole Beneficial Owner of the Pledged Shares, and ZHG will have no claim, cause of action or other rights of any kind whatsoever with respect to the Pledged Shares except for any such claim, cause of action or other rights it may have with respect to the proceeds from the sale of the Pledged Shares under the Finance Documents.

3.
ZHG expressly instructs SeaWorld to register the Transfer of the Pledged Shares to the Security Agent or any Person identified to SeaWorld by the Security Agent in writing (a “Transferee”) and to reflect the Security Agent or such Transferee(s) as the sole record owner and Beneficial Owner of the Pledged Shares on SeaWorld’s books and records, subject only to the condition precedent set forth in Section 4.1(b)(vi)(B) of the SHA with respect to the Security Agent or such Transferee(s).

4.
Upon completion of the Transfer, the aggregate Total Share Ownership of the ZHG Entities will be zero and, accordingly, the SHA shall automatically terminate in accordance with Section 6.1(a) of the SHA.  In addition, pursuant to Section 4.1(b)(vi) of the SHA and Section 11.2 of the RRA, ZHG acknowledges and agrees that the RRA shall be assigned in its entirety to the Security Agent or the Transferee(s) and ZHG has not objected and shall not object to such assignment.

5.
In accordance with Section 2.6 of the SHA, ZHG shall, to the fullest extent permitted by applicable Law, cause Mr. Yongli Wang, as a ZHG Designee, to promptly tender his resignation to the Board and any applicable committees of the Board by delivering a resignation letter to the Board in the form attached hereto as Exhibit A.

6.	In accordance with Section 4.1(e) of the SHA, ZHG shall reimburse any reasonable costs and expenses incurred by SeaWorld in connection with the foregoing Transfer of the Pledged Shares.

As a material inducement to SeaWorld’s willingness to enter into and perform this Agreement, ZHG, on its behalf and on behalf of its directors, managers, employees, officers, representatives, agents (to the extent such representatives or agents are acting be behalf of ZHG) (each, a “Releasor”), does hereby irrevocably and unconditionally agree and covenant not to sue or prosecute against SeaWorld and its representatives, Affiliates, equityholders, directors, members, managers, employees, agents, officers, successors and assigns (each, a “Releasee”) and hereby forever waives, releases and discharges, to the fullest extent permitted by applicable Law each Releasee from any and all proceedings, liabilities, losses, damages, costs, or expenses whatsoever, that such Releasor now has or hereafter may have, of whatsoever nature and kind, whether known or unknown, whether now existing or hereafter arising, whether arising at law or in equity, against any or all of the Releasees, solely to the extent based on facts, whether or not now known, existing on or before the date hereof and relating to the Transfer; provided, however, neither ZHG nor any other Releasor shall be bound by the agreement, covenant, waiver, release or discharge set forth in this paragraph with respect to any Releasee if such  Releasee’s conduct relating to the Transfer constitutes fraud, willful misconduct or gross negligence.  ZHG hereby agrees that it shall not initiate or file any lawsuit of any kind whatsoever, or any complaint or charge against any Releasee, with respect to the matters released and discharged in accordance with the immediately preceding sentence.

Without limiting ZHG’s obligations hereunder, the cost and expense reimbursement obligations under the foregoing clause (6) shall be recoverable and/or offset from the proceeds, if any, received by ZHG following any sale or other disposal of the Pledged Shares following the Transfer contemplated hereby.

This Agreement shall serve as notice to SeaWorld of the matters set forth herein in accordance with Section 4.1(e) of the SHA.

This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of Laws thereof.  In any judicial proceeding involving any dispute, controversy or claim between the parties hereto arising out of or relating to this Agreement, each of the parties hereto, by execution and delivery of this Agreement, unconditionally accepts and consents to the exclusive jurisdiction and venue of the Delaware Court of Chancery and any state appellate court to which orders and judgments thereof may be appealed within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), including but not limited to the in personam and subject matter jurisdiction of those courts, or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Delaware, and the appellate courts to which orders and judgments thereof may be appealed, waives any objections to such jurisdiction on the grounds of venue or forum non conveniens, the absence of in personam or subject matter jurisdiction and any similar grounds or any other manner permitted by Law, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.  In any such judicial proceeding, the parties agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by Law, service of process may be made by delivery provided pursuant to the directions in Section 6.2 of the SHA.  EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

This Agreement and any amendment hereto may be signed in any number of separate counterparts (in person, by electronic mail or otherwise), each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).  This Agreement may be amended, supplemented or otherwise modified, and the observance of any term hereof may be waived, only by a written instrument executed by SeaWorld and ZHG.  Neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.  No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.  Any amendment, supplement or modification to this Agreement and any waiver of any term hereof effected in accordance with this paragraph shall be binding on each party hereto and all of such party’s successors and permitted assigns, whether or not such party, successor or permitted assign entered into or approved such amendment, supplement or modification.  This Agreement may not be assigned by a party without the express prior written consent of the other party hereto, and any attempted assignment, without such consent, will be null and void.

If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (a) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by Law, (b) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by Law and (c) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.  Each party hereto shall sign such further documents and do and perform and cause to be done such further acts and things as any other party hereto may reasonably request to the extent necessary to carry out the intent and accomplish the purposes of this Agreement.

Each of PA Eminent Opportunity VI Limited and Wang, Xiu Song has entered into and signed this Agreement solely in its/his capacities as a director of ZHG and neither of them nor any of their respective affiliates (other than ZHG) or any of their or their affiliates’ (other than ZHG) respective partners, directors, employees, representatives or agents make or give any representation, warranty or guarantee in relation to the matters set out in this Agreement nor shall it or they incur any liability whatsoever in respect of any of the obligations undertaken by the ZHG or in respect of any failure by ZHG to observe, perform or comply with such obligations or under or in relation to any associated arrangements or negotiations or under any document or assurance made pursuant to or in connection with this Agreement.

[Signature page follows.]

Very truly yours,

SUN WISE (UK) CO., LTD

By:	/s/
Name
Title

By:	/s/
Name
Title

[Signature Page to Letter Agreement]

ACKNOWLEDGED AND AGREED TO
as of the date first written above:

SEAWORLD ENTERTAINMENT, INC.

By:	/s/
Name
Title

[Signature Page to Letter Agreement]

Exhibit A

Form of Resignation Letter

[ ˜ ], 2019

SeaWorld Entertainment, Inc.
9205 South Park Center Loop, Suite 400
Orlando, FL 32819
Attention: Corporate Secretary

Re:  Resignation from Board of Directors

Fellow Directors:

Effective as of the date hereof, I hereby resign as a member of the Board of Directors of SeaWorld Entertainment, Inc. and any committee thereof.

Acceptance of this resignation shall not be necessary for this resignation to take effect.

[Signature Page Follows]

Sincerely,

By:	/s/